Exhibit 4.1

TRANSENTERIX, INC.
NOTICE TO THE HOLDERS OF SERIES A WARRANTS TO PURCHASE
COMMON STOCK
ACCELERATION OF EXPIRATION DATE
October 17, 2017

TransEnterix, Inc. (the “Company”) hereby notifies you, as a registered holder of a Series A Warrant to Purchase Common Stock (“Series A Warrants”) of the Company that the Company has received a Clearance Notice from the U.S. Food and Drug Administration providing clearance of the Company’s 501(k) application with respect to its Senhance Surgical Robotic System.

In accordance with the terms of the Series A Warrants, the expiration date of the Series A Warrants has been accelerated to October 31, 2017, which is the date that is ten (10) trading days after the date of this Notice. Unless exercised before such time, each Series A Warrant shall expire at 11:59 p.m. New York time on Tuesday, October 31, 2017.

The exercise process is:

1.	Provide the exercise notice for all or a portion of the Series A Warrant to the Company via email. The Company will acknowledge receipt of your exercise notice via email. Please refer to the notice dated September 15, 2017 from the Company for contact information.

2.	Pay the exercise price in cash. The Company confirms that the Registration Statement is currently effective. The Company has previously provided you with its wire by notice dated September 15, 2017. Please send by wire or ACH. Please insure that no fees are deducted by your financial institution. Please note, ACH transactions are generally slower to process.

3.	Notify the Company, in conformance with your internal procedures, when the wire or ACH has been sent.

4.	Issuance of Shares of Common Stock. In accordance with the Series A Warrants, the Company’s obligation is to deliver the shares on the trading day after the day the exercise price is actually received by the Company. The Company will process all Series A Warrant exercises that it receives at or before 11:59 p.m. New York time on Tuesday, October 31, 2017.

5.	Delivery of Series A Warrant. If you exercise the entire Series A Warrant, or upon exercise of the last portion of a Series A Warrant, you must deliver the original Series A Warrant to the Company in accordance with the terms of the Series A Warrant.